Exhibit 99.1

Montana Technologies Announces Private Placement Financing

Ronan, MT, June 11, 2024 - Montana Technologies Corporation (NASDAQ: AIRJ), (“Montana Technologies” or the “Company”), the developer of AirJoule®, a transformational atmospheric thermal energy and water harvesting technology, today announced that it has entered into subscription agreements for a private placement financing (the “PIPE”) with existing and new investors to sell an aggregate of approximately 1.2 million shares of common stock, which is expected to result in gross proceeds of approximately $12 million.

Matt Jore, CEO of Montana Technologies, said, “AirJoule®, which has the most advanced energetics in the market, is truly a transformational technology that offers a potential solution to global water scarcity and the increased demand for comfort cooling. The proceeds raised through our PIPE announced today will be used to expedite the commercialization of the AirJoule® system to deliver on the significant end market demand.”

Montana Technologies continues to advance the newest variation of its pre-production AirJoule® unit, which utilizes Metal Organic Framework (“MOF”) coated contactors, in conjunction with a dual vacuum chamber, to harvest water vapor molecules from ambient air. The output from an AirJoule® unit is dehumidified air and pure, PFAS-free, distilled water.

The Company, through its partnerships with GE Vernova and Carrier Global Corporation, is initially targeting three specific markets in which to deploy the AirJoule® technology: air conditioning / comfort cooling, atmospheric water harvesting, and data center cooling.

The securities described above have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Montana Technologies has agreed to file a registration statement with the Securities and Exchange Commission (SEC) registering the resale of the shares of common stock sold in the PIPE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Montana Technologies Corporation

Montana Technologies Corporation (NASDAQ: AIRJ) is the developer of AirJoule®, an atmospheric thermal energy and water harvesting technology that provides efficient and sustainable air dehumidification and pure water from air. Designed to reduce energy consumption and generate material cost efficiencies, AirJoule® is being commercialized through a joint venture with GE Vernova and through partnerships with Carrier Global Corporation and BASF. For more information, visit www.mt.energy.

Contact - Investor Relations & Media

Tom Divine – Vice President, Investor Relations and Finance

investors@mt.energy